Exhibit 10.4

[DATE]
KLARNA GROUP PLC
and
[                                ]

FIXED EQUITY OPTION
AGREEMENT

THE AGREEMENT IS MADE ON [DATE]
BETWEEN:
(1)KLARNA GROUP PLC, a public limited company incorporated and registered in England (company number 14467769) whose registered office is at 10 York Road, London, England, SE1 7ND (the “Company”); and
(2)[                              ] of _________________________________________________ (the “Executive”).
WHEREAS:
(A)The Executive is a senior employee of the Klarna Group and has elected to receive a portion of their fixed compensation in the form of a right to subscribe for Shares.
(B)Accordingly, the Parties agree that the Company shall grant to the Executive a share option on and subject to the terms and conditions of this agreement (the “Agreement”).
IT IS AGREED as follows:
1.INTERPRETATION
1.1.In the Agreement, the following words and expressions shall have the following meanings:

“Acquiring Company”	as defined in clause 7.1;

“Applicable Regulations”	means (i) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC (CRD IV); (ii) the Guidelines on Sound Remuneration Policies as issued by the European Banking Authority (EBA); (iii) any local laws and regulations relating to remuneration; (iv) any rules issued by the Swedish Financial Supervisory Authority, or any other competent authority, relating to remuneration (including FFFS 2011:1); (v) any other law, regulation, directive, general guideline or rule of any governmental authority (including securities laws); and (vi) any legally binding administrative or judicial interpretations, decisions, orders and decrees thereof, in each case as amended from time to time and applicable to any member of the Klarna Group;

“Articles”	means the articles of association of the Company as amended or superceded from time to time;

“Board”	means the board of directors of the Company from time to time;

“Business Day”	means a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business;

“Committee”	the remuneration committee of the Board or any sub-committee or person duly authorised by it;

“Control”	means the acquisition by a person (or a group of persons acting in concert) of the majority of the voting rights eligible to be exercised at a general meeting of the Company;

“Corresponding Number”	means the ratio of Stapled Shares to Shares used in the initial issuance of Stapled Shares to the holders of Shares immediately prior to the IPO and if the Option is exercised prior to such issuance then the number is zero;

“Date of Grant”	the date of the Agreement;

“Dealing Restrictions”	means any restrictions on dealing in Shares imposed by regulation, statute, order, or any code adopted by the Company as varied from time to time;

“Effective Date”	as defined in clause 6.1;

“Exercise Notice”	as defined in clause 4.1;

“Exercise Price”	means SEK [X] for the combination of a Share and the Corresponding Number of any Stapled Shares;

“First Exercise Date”	means, subject to the terms of the Agreement, the date on which a Tranche becomes exercisable as set out in the third column of the table in clause 3.1;

“Final Exercise Date	means [DATE], being the date falling four years and six months from the date of the Agreement;

“Initial Option Shares”	means the number of Shares subject to the Option on the date hereof as may be adjusted to reflect any adjustment to the numbers of Option Shares pursuant to clause 9;

“IPO”	means the initial public offering of all or any of the shares (or securities representing shares) of the Company (including depositary receipts, American depositary receipts, American depositary shares and/or other instruments) on any market operated by the New York Stock Exchange or any other internationally recognised stock exchange;

“KBAB”	Klarna Bank AB (publ);

“KBAB Board”	means the board of directors of KBAB from time to time;

“Klarna Group”	means the Company, any subsidiary undertaking or any parent undertaking from time to time of the Company and any other subsidiary undertaking from time to time of a parent undertaking of the Company;

“Option”	means the right to subscribe for Shares and Stapled Shares granted on the terms of the Agreement and shall include a reference to each or all Tranches as the context so admits;

“Option Share”	a Share and the Corresponding Number of Stapled Shares subject to the Option;

“Parties”	the parties to the Agreement;

“Share”	means an ordinary share of $0.01 each in the capital of the Company from time to time (and if there is a subdivision, consolidation or reclassification of such shares, the shares resulting from that event), having the rights and being subject to the restrictions set out in the Articles;

“Stapled Share”	means a B share or such other voting share in the capital of the Company, if any, in issue at the time of any exercise of the Option and of a class which had been initially issued to the holders of Shares immediately prior to the IPO;

“Shareholders’ Agreement”	means the Shareholders’ Agreement in relation to the Company dated 23 May 2024 as amended from time to time; and

“Tranche”	as defined in clause 3.
1.2.Clause headings and words in italics are for convenience only and shall not affect the interpretation of the Agreement.
1.3.References to clauses are references to clauses of the Agreement.
1.4.Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.
1.5.Unless the context otherwise requires, a reference to one gender shall include a reference to other genders.
1.6.A reference to writing or written includes any modes of reproducing words in a legible and non-transitory form.
1.7.Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those words.
1.8.A reference to legislation or a legislative provision is a reference to it as amended or re-enacted from time to time and shall include all subordinate legislation made from time to time under that legislation or legislative provision.
1.9.A reference to a parent undertaking or a subsidiary undertaking means a holding company or a subsidiary (as the case may be) as defined in section 1162 of the Companies Act 2006 and for the purposes only of the membership requirement contained in section 1162(2)(b) and (d), a company shall be treated as a member of another company even if its shares in that other company are registered in the name of:
(a)another person (or its nominee), by way of security or in connection with the taking of security; or
(b)its nominee.
In the case of a limited liability partnership which is a subsidiary undertaking of a company or another limited liability partnership, section 1162 of the Companies Act 2006 shall be amended so that: (i) references in section 1162(2)(a) and (d) to voting rights are to the members’ rights to vote on all or substantially all matters which are decided by a vote of the members of the limited liability partnership; and (ii) the reference in section 1162(1)(b) to the right to appoint or remove a majority of its board of directors is to the right to appoint or remove members holding a majority of the voting rights.

2.GRANT OF OPTION
The Company hereby grants to the Executive the Option to acquire [●] Shares and a Corresponding Number of Stapled Shares at an Exercise Price of SEK [●] for a combination of each Share and the Corresponding Number of any Stapled Shares subject to the terms of the Agreement.
3.TRANCHES AND EXERCISE PERIODS
3.1.The Option shall be divided into [X] parts (each part a “Tranche”) which shall comprise the number of Initial Option Shares and be subject to the First Exercise Dates set out in the table below:

Tranche number	Number of Initial Option Shares	First Exercise Date from Date of Grant

1	[●] ([X]% of the IOS rounded down)	[DATE]

2	[●] [X]% of the IOS rounded up)	[DATE]

3	[●] ([X]% of the IOS rounded down)	[DATE]

4	[●] ([X]% of the IOS rounded up)	[DATE]

5	[●] ([X]% of the IOS rounded down)	[DATE]

6	[●] ([X]% of the IOS rounded up)	[DATE]

7	[●] ([X]% of the IOS rounded down)	[DATE]

8	[●] ([X]% of the IOS rounded up)	[DATE]

9	[●] (the balance of the IOS)	[DATE]

IOS means the Initial Option Shares
3.2.Subject to the terms of the Agreement, each Tranche shall be exercisable between its First Exercise Date as set out in clause 3.1 and the Final Exercise Date.
3.3.Each Tranche shall become exercisable in relation to a Corresponding Number of any Stapled Shares at the time that it becomes exercisable in respect of the Initial Option Shares subject to such Tranche.

4.EXERCISE OF THE OPTION
4.1.The Executive may, subject to clause 4.3 and any Dealing Restrictions, exercise the Option by:
(a)giving notice (the “Exercise Notice”) in the prescribed form to the Company or any person nominated by the Company; and
(b)paying to the Company the aggregate Exercise Price for the Option Shares in respect of which the Option is being exercised (or giving an undertaking in a form acceptable to the Company to make that payment).
4.2.Any Exercise Notice shall, subject to clause 4.3 and any Dealing Restriction, take effect on the later of the date of receipt by the Company or its duly appointed agent of the notice and the Exercise Price.
4.3.Any exercise of the Option shall be conditional on:
(a)the Executive entering into a deed of adherence to the Shareholders’ Agreement to the extent that the Shareholders’ Agreement remains in force at the time of exercise and delivering the executed deed of adherence to the Company unless the Executive is already bound by the Shareholders’ Agreement in respect of the Shares to be issued pursuant to such exercise of the Option;
(b)the Executive complying with the terms of clause 12 (Tax Liability); and
(c)the Executive entering into any tax election required by the Company.
4.4.The Executive may exercise the Option in whole or in part on one or more occasion.
4.5.Subject to the Articles, clause 4.7 and any Dealing Restrictions, the Company shall allot and issue the Shares and the Corresponding Number of any Stapled Shares in respect of which the Option has been exercised within 10 Business Days of the effective exercise of the Option and at completion of such allotment and issue, the Company shall, subject to clause 4.7 and the Articles:
(a)enter the Executive (or the Executive’s nominee, as appropriate) in the Company’s register of members as the holder of the number of Shares and Stapled Shares issued to the Executive;
(b)issue to the Executive a duly executed share certificate for the number of Shares issued to him; and

(c)provided that, if at the time of the issue of the Shares the Shares are listed:
(i)on the New York Stock Exchange or NASDAQ, use its reasonable efforts to issue the Shares to Cede & Co (as nominee for the Depositary Trust Company); or
(ii)on any other stock exchange, use its reasonable efforts to issue the Shares so that they are admitted to listing and trading on the relevant stock exchange.
4.6.The Shares and any Stapled Shares issued under clause 4.5 shall:
(a)be allotted and issued fully paid;
(b)rank pari passu and form one class with the fully paid Shares and any Stapled Shares then in issue, subject to the Articles;
(c)be issued free from all liens, encumbrances and other charges thereon and shall confer the same rights as all the other Shares and the Stapled Shares then in issue; and
(d)rank equally for all dividends and distributions announced, declared, made or paid in respect of any record date which is on or after the date of issue of the relevant Shares.
4.7.The allotment and issue of Shares and Stapled Shares shall be subject to any necessary consents under any relevant enactments or regulations for the time being in force and the Executive shall be responsible for complying with any requirements that the Executive needs to fulfil in order to obtain or avoid the necessity for any such consent.
5.LEAVING EMPLOYMENT
5.1.The Option shall continue in accordance with the terms of the Agreement if the Executive ceases to be an employee or director of the Klarna Group for any reason but if the Executive dies then the Agreement shall be binding upon the Executive’s estate as well as for any beneficiaries and/or legatees as if such person(s) were the original Executive.
6.CHANGE OF CONTROL
6.1.Subject to clause 7, where a person (or group of persons acting in concert) obtains Control of the Company whether by of a contractual offer, a scheme or arrangement or in any other manner then the Committee may decide that all Tranches may be exercised from the date (the “Effective Date”) on which the change of Control becomes unconditional notwithstanding they may not have become exercisable in accordance with clause 3.

6.2.The Option may be exercised for a period of one month beginning on the Effective Date, after which period it will lapse to the extent unexercised.
7.EXCHANGE
7.1.If a company (the “Acquiring Company”) is expected to obtain Control of the Company and either:
(a)substantially all the shares in the Acquiring Company are expected to be held by the same persons who immediately before the obtaining of Control of the Company were shareholders in the Company; or
(b)the Committee determines that the Option should be automatically exchanged then the Committee, with the consent of the Acquiring Company, may decide before the obtaining of such Control that the Option will not lapse under clause 6.2 but will be automatically exchanged under this clause 7.
7.2.Where the Option is automatically exchanged under this clause 7, the Executive shall be granted a new option in exchange for the Option and the new option:
(a)must confer a right to acquire shares in the company that employs the Executive or another body corporate associated with that employing company;
(b)must be, in the Committee’s opinion, taking into account the Applicable Regulations, equivalent to the Option;
(c)is treated as having been acquired at the same time as the Option and become exercisable in the same manner and at the same time; and
(d)is subject to an agreement substantially similar to the Agreement.
7.3.In this clause 7, the “Committee” means those individuals who were members of the Committee immediately before the Effective Date.
8.OTHER CORPORATE EVENTS
If:
(a)a resolution is passed or an order is made for the winding up of the Company; or
(b)the Committee becomes aware that the Company is or is expected to be affected by:
(i)a variation of the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

(ii)a demerger (in whatever form);
(iii)a special dividend or distribution; or
(iv)any other transaction which, in the opinion of the Committee, would materially affect the value of the Shares, the Committee may determine:
(c)that the Option may be exercised to the extent determined by the Committee; and
(d)the period of time during which the Option may be exercised, after which time it will, unless the Committee determines otherwise, lapse.
9.ADJUSTMENT OF THE OPTION
9.1.If there is
(a)a variation of the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;
(b)a demerger (in whatever form);
(c)a special dividend or distribution; or
(d)any other transaction which will, in the opinion of the Committee, materially affect the value of Shares, the Committee may adjust in such manner as it considers appropriate:
(i)the number or class of Shares or other securities subject to the Option; and/or
(ii)the Exercise Price.
9.2.On any adjustment pursuant to clause 9.1, the Exercise Price shall not be reduced below the nominal value of a Share or, where appropriate, a Stapled Share, unless the Board is authorised to resolve and does resolve to capitalise from reserves an amount equal to the amount by which the total nominal value of the relevant Shares or Stapled Shares exceeds the total adjusted Exercise Price, and to apply such amount to pay up the relevant Shares or Stapled Shares in full.
10.LAPSE OF THE OPTION
10.1.If the Option lapses in accordance with the terms of the Agreement it cannot subsequently be exercised and the Executive has no rights in respect of it.

10.2.The Option will lapse to the extent that it has not been exercised on the day after the Final Exercise Date unless it lapses earlier in accordance with the Agreement.
10.3.If the Option is due to lapse under more than one provision of the Agreement, the Option will lapse on the earliest date of lapse.
11.NO TRANSFER
The Executive may not transfer, assign, pledge, encumber or otherwise dispose of the Option or any rights in respect of it. If the Executive attempts to do so then the Option will immediately lapse. This clause does not apply to the transfer or transmission of the Option on the death of a Participant to his estate in accordance with applicable laws of descent.
12.TAX LIABILITY
12.1.To the extent permitted under applicable law, where a Tax Liability arises (or would arise) for any member of the Klarna Group in respect of the exercise of the Option, the Option may not be exercised unless the Executive has either:
(a)made a payment to that company of an amount equal to that company’s estimate of the amount of the Tax Liability; or
(b)entered into arrangements acceptable to that company to secure that such payment is made.
For the purposes of this clause, “Tax Liability” shall mean any amount of tax and/or employees’ social security (or similar) contributions which any member of the Klarna Group becomes liable to pay on the Executive’s behalf to the revenue authorities in any jurisdiction. No member of the Klarna Group makes any guarantees with respect to the Executive’s Tax Liability and shall not have any obligation to indemnify the Executive or otherwise hold the Executive harmless from any additional taxes or penalties.
13.EMPLOYMENT
13.1.The rights and obligations of the Executive under the terms of their office or employment with any past or present member of the Klarna Group shall not be affected by the Agreement and the Agreement shall not form part of any contract of employment between the Executive and any such company. For avoidance of doubt, the granting of the Option to the Executive shall not form the basis for any pension benefits or severance payments, nor create any obligation of continued employment of the Executive.
13.2.By entering into the Agreement, the Executive waives all and any rights to compensation or damages in consequence of the termination of their office or employment with any past or present member of the Klarna Group for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from them ceasing to have rights under the Agreement as a result of such termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Agreement or the provisions of any statute or law relating to taxation.
13.3.The Executive acknowledges that the Klarna Group will hold and process personal data concerning the Executive as described in the Schedule to the Agreement.
14.MISCELLANEOUS
14.1.The Executive undertakes to procure that they will not at any time be subject to a joint property regime requiring the consent of the Executive’s spouse in order for the Executive to be able to fulfil their obligations under the Agreement or in order for the Company to be able to enforce its rights against the Executive under the Agreement. The Executive further undertakes that the Option and any rights related thereto will at all times constitute the Executive’s sole property and will consequently be allotted to the Executive in case of a division of marital property or any similar division of property (whether by operation of law or otherwise). The Executive shall at the Company’s request provide evidence (to the reasonable satisfaction of the Company) that its obligations pursuant to this clause 14.1 have been and will be complied with.
14.2.The Parties agree, and undertake to procure, that the Agreement is not to be regarded as an unincorporated non-trading partnership (Sw. enkelt bolag) under Swedish law and that the Swedish Act on partnerships and non-registered partnerships (Sw. Lag (1980:1102) om handelsbolag och enkla bolag) is therefore not applicable to the Agreement. Should the Agreement nevertheless be regarded as such a partnership, the Executive to which any liquidation grounds under applicable law relate shall, at the Company’s request, be obligated to resign from such partnership (instead of liquidating the partnership).
15.CONFIDENTIALITY
15.1.The Executive shall treat the Agreement as confidential and shall not at any time disclose to any person information relating to the existence or the terms of the Agreement except to the extent:
(a)required by any applicable legal or regulatory requirement; or
(b)such information is in the public domain through no fault of, or breach of any confidentiality provisions by, the Executive.
15.2.The restrictions contained in clause 15.1 shall continue to apply without limit in time after the Option ceases to exist.
16.NOTICES
16.1.Any communication and/or information to be given in connection with the Agreement shall be in writing in English and shall be delivered by email or other electronic form to:
(a)in the case of the Company: people.equity@klarna.com;

(b)in the case of the Executive: ___________________________, or to such other e-mail address as the recipient may notify to the other Party for such purpose.
16.2.A communication sent according to clause 16.1 shall be deemed to have been received at the time of completion of transmission by the sender except that if a communication is received between 5.30 pm on a Business Day and 9.30 am on the next Business Day, it shall be deemed to have been received at 9:30 am on the second of such Business Days.
17.ENTIRE AGREEMENT
17.1.The Agreement and the documents referred to or incorporated in it constitute the entire agreement between the Parties relating to the subject matter of the Agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the Parties in relation to the subject matter of the Agreement.
17.2.Each of the Parties acknowledges and agrees that it has not entered into the Agreement in reliance on any statement or representation of any person (whether a party to the Agreement or not) other than as expressly incorporated in the Agreement and the documents referred to in the Agreement.
17.3.Without limiting the generality of the foregoing, each of the Parties irrevocably and unconditionally waives any right or remedy it may have to claim damages and/or to rescind the Agreement by reason of any misrepresentation (other than a fraudulent misrepresentation) having been made to it by any person (whether party to the Agreement or not) and upon which it has relied in entering into the Agreement.
18.COUNTERPARTS
18.1.The Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement.
18.2.The exchange of the Agreement (in counterparts or otherwise) by electronic means using DocuSign or otherwise shall be sufficient to bind the Parties to the terms and conditions of the Agreement.
19.SEVERANCE
19.1.If any provision of the Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of the Agreement will remain in full force and effect and will not in any way be impaired.

19.2.If any provision of the Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.
20.VARIATION AND WAIVER
No variation or abrogation of the terms of the Agreement shall be effective unless it is in writing and signed by or on behalf of the Parties.
21.THIRD PARTY RIGHTS
The Agreement does not confer any rights on any person or party (other than the Parties) pursuant to the Contracts (Rights of Third Parties) Act 1999.
22.GOVERNING LAW AND JURISDICTION
22.1.The Agreement (and any dispute or claim relating to it or its subject matter (including non-contractual claims)) is governed by and is to be construed in accordance with English law.
22.2.Any dispute, claim or issue arising out of or in connection with the Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”) in accordance with the ICC Rules of Arbitration in force from time to time. The seat, or legal place, of arbitration shall be London, United Kingdom. The language to be used in the arbitral proceedings shall be English.
22.3.There shall be three arbitrators of whom the claimant shall nominate one, and the respondent shall nominate another. The third arbitrator, who shall act as the president of the tribunal, shall be jointly nominated by the two party-nominated arbitrators within thirty (30) days of the date of the confirmation or the appointment of the co-arbitrators or any other time limit agreed by the Parties or fixed by the ICC Court. In the event any arbitrator is not timely nominated as provided herein, then such arbitrator shall be appointed by the ICC Court. Each Party expressly agrees and consents to this procedure for appointment of such arbitrator and waives any right to choose its own arbitrator in the event it was not timely nominated.
22.4.Unless otherwise agreed by the Parties, the Parties undertake to keep confidential in relation to any arbitration under the Agreement, and to use only in connection with the arbitration: (a) the fact that an arbitration is taking place, and the identity of the Parties and the arbitrators in the arbitration, (b) all arbitration awards or orders made by the tribunal, and (c) the content of any submissions (oral or written) made by any party, any witness statements or expert evidence or other material created for the arbitration, and any documents or other evidence or material disclosed or produced in the arbitration (whether on a voluntary basis or by order of the tribunal or a national court) not otherwise in the public domain, save and to the extent that disclosure may be required of a party by law or in order to pursue or defend a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority and, in those circumstances, the disclosing party shall disclose no more than is necessary. All hearings shall be private and confidential.
The Agreement has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed and delivered for and on behalf of KLARNA GROUP PLC by	) ) )

) ) )
and

EXECUTED as a DEED by	)

[NAME OF EXECUTIVE]	)
(Signature)
in the presence of:	)

)

(Signature of witness)

Name of witness

Address of witness

SCHEDULE
DATA PROTECTION INFORMATION
In order to implement, manage and administer the Option and the rights and obligations under the Agreement, the Company (the “Controller”) will collect and process the Executive’s (hereinafter referred to as the “Data Subject”) personal data (e.g. name, home address, identification number such as date of birth, social security number or identification number, nationality, title and position, employment status, number of Shares under the Option, the number of Option Shares exercised and details of Share ownership) (the “Personal Data”).
The Controller processes the Personal Data for the purposes of (i) implementing, managing and administering the Option and the rights and obligations under the Agreement, (ii) defending itself against potential claims and (iii) complying with applicable laws and regulations (for the Company, specifically to comply with legal obligations to keep an updated share register and legal obligations on bookkeeping). The processing of Personal Data for purpose (i) is based on the Agreement, as the processing is necessary for the performance thereof. The processing of Personal Data for purpose (ii) is based on legitimate interests of the Controller to defend itself against potential claims. The Controller considers that its interests outweigh the interest of the Data Subject in not having their Personal Data processed for this purpose. The Data Subject may contact the Controller if they wish to receive more information about the balance of interests. The processing of Personal Data for purpose (iii) is based on the obligation of the Controller to comply with legal obligations.
The Personal Data will only be processed as long as necessary for the purposes for which it was collected or as long as required under local law. This means that the Personal Data will be processed for purposes (i) for the duration of the Agreement, including any period after termination of the Agreement during which surviving clauses remain in force, for purpose (ii) until ten years after the Data Subject is no longer an instrument holder in the Company where necessary, and for purpose (iii) as long as required under any applicable law.
The Personal Data may be transferred to an affiliate of the Controller as may be necessary for the purposes or to any third party assisting the Controller therewith. Personal Data may also be shared prior to or in connection with a restructuring of the Klarna Group, a sale of the Company or any other member of the Klarna Group. The Controller may also disclose Personal Data to relevant authorities when obliged to do so under applicable law, regulation, or governmental decision. The Personal Data may be transferred to a country which is not included in the European Union or part of the European Economic Area. Such transfers will be based on binding corporate rules, an adequacy decision by the European Commission or Standard Contractual Clauses. The Data Subject may contact the Controller if they want to know more about any such transfer of Personal Data or to receive a copy of any applicable Standard Contractual Clauses.
The Data Subject may contact the Controller if they wish to receive more information about the processing of their Personal Data or to request a copy of their Personal Data. The Data Subject also has the right to request that the Controller rectify, erase or block their Personal Data or restrict the processing of their Personal Data. Further, the Data Subject has a right to receive their

Personal Data in a structured, commonly used and machine readable format to transmit to another data controller. The Swedish Authority for Privacy Protection (Integritetsskyddsmyndigheten) has put together a more detailed description of what these rights entail, which may be accessed at https://www.imy.se/en/organisations/data-protection/this-applies-accordning-to-gdpr/the-data-subje cts-rights/. If Data Subjects have complaints about the Controller processing of the Personal Data, they may lodge a complaint with the Swedish Authority for Privacy Protection or their equivalent authority in their local jurisdiction.
The Controller of the processing of Personal Data is Klarna Group plc. The Data Subject may contact the Controller with questions or concerns relating to their Personal Data at people.equity@klarna.com. The Data Subject may also contact Klarna’s Data Protection Officer at dataskydd@klarna.se.